UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 23, 2023

Ontrak, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Paseo Verde Parkway, Suite 280, Henderson, NV 89052
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (310) 444-4300

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OTRK	The NASDAQ Capital Market
9.50% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value	OTRKP	The NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 23, 2023, Ontrak, Inc. (the “Company,” “we,” “us” or “our”), certain of its subsidiaries, Acuitas Capital LLC (“Acuitas”) and U.S. Bank Trust Company, National Association, entered into an amendment (the “Fourth Amendment”) to the Master Note Purchase Agreement, dated as of April 15, 2022, among the parties, as amended by that certain First Amendment to Master Note Purchase Agreement made as of August 12, 2022, that certain Second Amendment to Master Note Purchase Agreement made as of November 19, 2022, and that certain Third Amendment to Master Note Purchase Agreement made as of December 30, 2022 (as amended prior to entering into the Fourth Amendment, the “Existing Keep Well Agreement,” and as amended by the Fourth Amendment, the “Keep Well Agreement”).

The following is a summary of the Fourth Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to a copy thereof, which is filed as an exhibit to this report.

Change to Funding Structure. The terms of the Existing Keep Well Agreement provided for the remaining amount to be funded thereunder (which is $6,000,000) as follows: $4,000,000 was to be funded on June 1, 2023 and $2,000,000 was to be funded on September 1, 2023, in each case, in exchange for a secured convertible promissory note (each, a “Keep Well Note”) issued by the Company to Acuitas in a principal amount equal to the amount funded.

Under the Fourth Amendment, in lieu of the $6,000,000 being funded as described above (and in full satisfaction of Acuitas’ obligation to purchase Keep Well Notes from the Company), Acuitas agreed to deliver to the Company for deposit by the Company into a segregated account established by the Company (the proceeds so deposited, the “Escrowed Funds” and the account into which the proceeds are so deposited, the “Escrow Account”): (i) $4,000,000 on June 23, 2023; and (ii) $2,000,000 on September 1, 2023. Acuitas’ obligation to deliver $2,000,000 to the Company for deposit into the Escrow Account on September 1, 2023 remains subject to the satisfaction (or waiver by Acuitas) of the conditions precedent in the Keep Well Agreement.

Withdrawal of Escrowed Funds. Any time, and from time to time, that the Company has less than $1,000,000 of Qualified Cash (as defined below), the Company may withdraw $1,000,000 of Escrowed Funds (or any lesser remaining amount of Escrowed Funds) from the Escrow Account. Each such withdrawal will be treated as a sale by the Company to Acuitas of a Keep Well Note with a principal amount equal to the amount withdrawn by the Company. In connection with each such withdrawal, the Company will also issue a warrant to Acuitas (each, a “Keep Well Warrant”). The exercise price of each Keep Well Warrant and the number of shares of the Company’s common stock issuable upon exercise thereof will be the determined in the same manner as under the terms of the Existing Keep Well Agreement.

“Qualified Cash” generally means, at any time of determination, the aggregate balance sheet amount of unrestricted cash and, to the extent readily monetized, cash equivalents included in the Company’s balance sheet.

If the Company does not complete a Qualified Financing (as defined below) on or prior to October 31, 2023, then, on October 31, 2023, the Company must withdraw all of the Escrowed Funds (other than any accrued interest thereon) then on deposit in the Escrow Account, and such withdrawal will be treated as a sale by the Company to Acuitas of a Keep Well Note, and in connection with such withdrawal, the Company will also issue a Keep Well Warrant to Acuitas.

Qualified Financing. In the event the Company completes a Qualified Financing, all of the Escrowed Funds (other than any accrued interest thereon, all of which will belong to the Company) then on deposit in the Escrow Account will be invested in the Qualified Financing on behalf of Acuitas on the same terms as all other investors in the Qualified Financing, and the Company’s obligation to sell to Acuitas, and Acuitas’ obligation to purchase from the Company, any further Keep Well Notes will thereupon be deemed discharged with respect to the amount so invested. Similarly, if a Qualified Financing is completed on or before September 1, 2023, Acuitas agreed, in lieu of delivering $2,000,000 to the Company for deposit into the Escrow Account on September 1, 2023, to invest $2,000,000 in the Qualified Financing on the same terms as all other investors in the Qualified Financing. No Keep Well Warrant will be issued to Acuitas with respect to any funds (including any Escrowed Funds) invested in the Qualified Financing by Acuitas or on its behalf.

A “Qualified Financing” generally means any financing in which the Company issues or sells any of its equity securities for cash to one or more third party investors resulting in gross proceeds to the Company of at least $10,000,000 exclusive of any amount invested by Acuitas in such financing.

Extension of Maturity Date. The maturity date of the Keep Well Notes was extended from June 30, 2024 to September 30, 2024.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1
Fourth Amendment to Master Note Purchase Agreement made as of June 23, 2023, by and among Ontrak, Inc., certain of its subsidiaries, Acuitas Capital LLC, and U.S. Bank Trust Company, National Association.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ontrak, Inc.

Date: June 27, 2023	By:	/s/ James J. Park
James J. Park
Chief Financial Officer

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